EXHIBIT 99.1

Tech Data Corporation Reports First Quarter Fiscal Year 2015 Results

Record First Quarter Sales

CLEARWATER, Fla., May 29, 2014 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD) (the "Company") today announced its financial results for the first quarter ended April 30, 2014.

	First quarter ended April 30,
($ in millions, except per share amounts)	2014	2013
Net Sales	$6,728.2	$6,147.8

Operating income (GAAP)	$31.5	$36.0
Operating margin (GAAP)	0.47%	0.59%

Operating income (Non-GAAP)	$51.2	$46.3
Operating margin (Non-GAAP)	0.76%	0.75%

Net income (GAAP)	$13.5	$17.8
Net income (Non-GAAP)	$27.7	$25.1

EPS - diluted (GAAP)	$0.35	$0.47
EPS - diluted (Non-GAAP)	$0.72	$0.66
A reconciliation of GAAP to non-GAAP financial measures is presented in the financial tables of this press release.
This information is also available on the Investor Relations section of Tech Data's website at www.techdata.com.

Financial Highlights for the First Quarter Ended April 30, 2014:

  Net Sales for the first quarter were $6.7 billion, an increase of 9 percent from $6.1 billion in the prior-year quarter. Excluding the positive impact of the strengthening of certain foreign currencies against the U.S. dollar, consolidated net sales increased approximately 6 percent from the prior-year quarter.
    The Americas: Net sales were $2.5 billion (approximately 37 percent of worldwide net sales), an increase of 8 percent from the prior-year quarter.
    Europe: Net sales were $4.3 billion (approximately 63 percent of worldwide net sales), an increase of 10 percent (an increase of 5 percent in euros), from the prior-year quarter.
  Gross profit was $335.3 million, or 4.98 percent of net sales, compared to $322.4 million, or 5.24 percent of net sales in the prior-year quarter.
  Selling, general and administrative expenses ("SG&A") were $291.6 million, or 4.33 percent of net sales, compared to $283.4 million, or 4.61 percent of net sales in the prior-year quarter. Non-GAAP SG&A was $284.2 million, or 4.22 percent of net sales, compared to $276.1 million, or 4.49 percent of net sales in the prior-year quarter. The increase in SG&A is due to the impact of the strengthening of certain foreign currencies against the U.S. dollar. The decrease in SG&A as a percentage of net sales is primarily attributable to increased operating leverage resulting from higher sales in both regions.
  Worldwide operating income was $31.5 million, or 0.47 percent of net sales compared to $36.0 million or 0.59 percent of net sales in the prior-year quarter. Non-GAAP operating income was $51.2 million, or 0.76 percent of net sales, compared to $46.3 million, or 0.75 percent of net sales in the prior-year quarter.
    The Americas: Operating income was $26.3 million, or 1.06 percent of net sales, compared to $27.2 million, or 1.19 percent of net sales in the prior-year quarter. Non-GAAP operating income was $29.3 million, or 1.18 percent of net sales, compared to $29.0 million, or 1.26 percent of net sales in the prior-year quarter.
    Europe: Operating income was $7.2 million, or 0.17 percent of net sales, compared to $11.9 million, or 0.31 percent of net sales in the prior-year quarter. Non-GAAP operating income was $23.8 million, or 0.56 percent of net sales, compared to $20.4 million, or 0.53 percent of net sales in the prior-year quarter.
    Stock-based compensation expense was $2.0 million, compared to $3.1 million in the prior-year quarter. These expenses are presented as a separate line item in the company's segment reporting (see the GAAP to non-GAAP reconciliation in the financial tables of this press release).
  Net income was $13.5 million, or $0.35 per diluted share, compared to $17.8 million, or $0.47 per diluted share in the prior-year quarter. Non-GAAP net income was $27.7 million, or $0.72 per diluted share, compared to $25.1 million or $0.66 per diluted share in the prior-year quarter.
  Net cash provided by operations during the first quarter was $95 million.
  Return on invested capital on a non-GAAP basis for the trailing twelve months was 10 percent.

"We are pleased to report a good start to fiscal year 2015," said Robert M. Dutkowsky, chief executive officer. "Our focus on execution, supported by an improved IT demand environment resulted in record first-quarter sales, nearly double-digit year-over-year growth in non-GAAP earnings and strong operating cash flow. Growth in first-quarter non-GAAP earnings exceeded our expectations, demonstrating our ability to achieve solid operating performance when we focus on and respond to the realities of the market. We believe our focus on the marketplace and operations will enable us to build upon this momentum during fiscal 2015 and beyond."

Business Outlook

For the second quarter ending July 31, 2014, the Company expects year-over-year sales growth of low-to-mid single digits in the Americas and Europe, in euros. The Company also expects the gross margin percentage to be in line with recent levels, a non-GAAP effective tax rate of 35 to 37 percent and the average U.S. dollar to euro currency exchange rate to be $1.36 to €1.00. For fiscal 2015, the Company expects a non-GAAP effective tax rate of 31 to 33 percent.

Webcast Details

Tech Data will hold a conference call today at 9:00 a.m. (ET) to discuss its financial results for the first quarter ended April 30, 2014. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be obtained at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP financial information contained in this release is included with the intention of providing investors a more complete understanding of the Company's operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company exclude acquisition-related intangible assets amortization expense, and restatement-related expenses. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial schedules. This information can also be obtained from the Company's Investor Relations website at www.techdata.com/investor.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws and regulations, including those regarding the Company's business outlook. These statements are subject to risks and uncertainties, including the risks identified in the Company's most recent Annual Report on Form 10-K filed April 9 2014. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements. Forward-looking statements reflect management's analysis as of the filing date of this press release. The Company does not undertake to update or revise these statements to reflect subsequent developments.

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $26.8 billion in net sales for the fiscal year ended January 31, 2014. It is ranked No. 119 on the Fortune 500® and one of Fortune's "World's Most Admired Companies."  To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended
	April 30,
	2014	2013
	(unaudited)
Net sales	$6,728,151	$ 6,147,757
Cost of products sold	6,392,823	5,825,343
Gross profit	335,328	322,414
Operating expenses:
Selling, general and administrative expenses	291,596	283,360
Restatement-related expenses	12,236	3,023
	303,832	286,383
Operating income	31,496	36,031
Interest expense	6,760	7,098
Other expense (income), net	451	(2,164)
Income before income taxes	24,285	31,097
Provision for income taxes	10,818	13,337
Net income	$ 13,467	$ 17,760

Net income per share:
Basic	$ 0.35	$ 0.47
Diluted	$ 0.35	$ 0.47
Weighted average common shares outstanding:
Basic	38,137	37,907
Diluted	38,321	38,171

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except par value and share amounts)

	April 30,	January 31,
	2014	2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 675,632	$ 570,101
Accounts receivable, less allowances of $59,701 and $58,754	3,061,180	3,215,729
Inventories	2,333,325	2,450,782
Prepaid expenses and other assets	242,764	232,423
Total current assets	6,312,901	6,469,035
Property and equipment, net	75,856	77,631
Other assets, net	626,246	623,000
Total assets	$ 7,015,003	$ 7,169,666

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 3,762,087	$ 3,959,410
Accrued expenses and other liabilities	594,832	614,697
Revolving credit loans and current maturities of long-term debt, net	49,856	43,481
Total current liabilities	4,406,775	4,617,588
Long-term debt, less current maturities	354,177	354,121
Other long-term liabilities	96,640	99,346
Total liabilities	$ 4,857,592	$ 5,071,055
Shareholders' equity:
Common stock, par value $0.0015; 200,000,000 shares authorized; 59,245,585 shares issued at April 30, 2014 and January 31, 2014	$ 89	$ 89
Additional paid-in capital	666,922	675,597
Treasury Stock, at cost (21,008,013 and 21,177,130 shares at April 30, 2014 and January 31, 2014)	(887,789)	(894,936)
Retained earnings	2,006,757	1,993,290
Accumulated other comprehensive income	371,432	324,571
Total shareholders' equity	2,157,411	2,098,611
Total liabilities and shareholders' equity	$ 7,015,003	$ 7,169,666

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

	Q1 FY15 - Three months ended April 30, 2014
	Americas(1)	Europe(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 2,476,271	$ 4,251,880		$ 6,728,151
GAAP operating income(1)	$ 26,283	$ 7,186	$ (1,973)	$ 31,496
Restatement-related expenses	2,870	9,366		12,236
Acquisition-related amortization of intangibles	170	7,264		7,434
Total non-GAAP operating income adjustments	$ 3,040	$ 16,630		$ 19,670
Non-GAAP operating income	$ 29,323	$ 23,816	$ (1,973)	$ 51,166
GAAP operating margin	1.06%	0.17%		0.47%
Non-GAAP operating margin	1.18%	0.56%		0.76%

(1) GAAP operating income does not include stock compensation expense at the regional level.

	Q1 FY14 - Three months ended April 30, 2013
	Americas(1)	Europe(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 2,292,782	$ 3,854,975		$ 6,147,757
GAAP operating income(1)	$ 27,231	$ 11,891	$ (3,091)	$ 36,031
Restatement-related expenses	1,760	1,263		3,023
Acquisition-related amortization of intangibles	--	7,219		7,219
Total non-GAAP operating income adjustments	$ 1,760	$ 8,482		$ 10,242
Non-GAAP operating income	$ 28,991	$ 20,373	$ (3,091)	$ 46,273
GAAP operating margin	1.19%	0.31%		0.59%
Non-GAAP operating margin	1.26%	0.53%		0.75%

(1) GAAP operating income does not include stock compensation expense at the regional level.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)

Selling, general and administrative expenses ("SG&A")	Three months ended
	April 30, 2014	April 30, 2013
Net Sales	$ 6,728,151	$ 6,147,757
GAAP SG&A	291,596	283,360
Acquisition-related amortization of intangibles	(7,434)	(7,219)
Non-GAAP SG&A	$ 284,162	$ 276,141

GAAP SG&A percentage of net sales	4.33%	4.60%
Non- GAAP SG&A percentage of net sales	4.22%	4.49%

	Three months ended
	April 30, 2014			April 30, 2013
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$ 31,496	$ 13,467	$ 0.35	$ 36,031	$ 17,760	$ 0.47
Restatement-related expenses	12,236	8,759	0.23	3,023	2,061	0.05
Acquisition-related amortization of intangibles	7,434	5,427	0.14	7,219	5,280	0.14
Non-GAAP results	$ 51,166	$ 27,653	$ 0.72	$ 46,273	$ 25,101	$ 0.66

Return on Invested Capital (ROIC)
(In thousands)

Twelve months ended
April 30, 2014
Non-GAAP Net Operating Profit After Tax (NOPAT):
Non-GAAP Operating Income	$ 279,828
Non-GAAP effective tax rate	31.3%
Non-GAAP NOPAT	$ 192,304

Average Invested Capital:
Short-term debt (5-qtr average)	$ 43,068
Long-term debt (5-qtr average)	354,186
Non-GAAP Shareholders' Equity (5-qtr average)	2,018,209
Total average capital	2,415,463
Less: Cash (5-qtr average)	(526,025)
Average invested capital less average cash	$ 1,889,438
ROIC	10%
CONTACT: Jeffery P. Howells, Executive Vice President and
         Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com)
         or
         Arleen Quinones, Vice President, Investor Relations
         and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)